                                                                      EXHIBIT 11



                            STATEMENT RE COMPUTATION
                              OF PER SHARE EARNINGS



                                                                     THREE MONTHS ENDED
                                                                          MARCH 31,
                                                               ------------------------------
                                                                  2002       2001 AS RESTATED
                                                               ----------    ----------------
Numerator:
  Net income (loss) for basic and diluted earnings per share   $ (471,000)   $       (492,000)
                                                               ----------    ----------------

Denominator:
  Denominator for basic earnings (loss) per common share -
      weighted-average shares                                   5,799,845           5,011,967

  Effect of dilutive securities:
    Employee stock options                                             --                  --
                                                               ----------    ----------------

  Denominator for diluted loss per common share -
      weighted-average shares                                   5,799,845           5,011,967
                                                               ==========    ================


Basic loss per common share                                    $    (0.08)   $          (0.10)
                                                               ==========    ================

Diluted loss per common share                                  $    (0.08)   $          (0.10)
                                                               ==========    ================